Item 27. Exhibit (d) vi.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

FIXED ACCOUNT FOR DOLLAR COST AVERAGING RIDER

This rider modifies the Contract to which it is attached.  In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The following provision is added to the Contract:

FIXED ACCOUNT FOR DOLLAR COST AVERAGING

During the Accumulation Period the Contract Owner may elect to have a Purchase Payment designated for allocation to the Fixed Account for Dollar Cost Averaging (hereinafter referred to as “DCA Fixed Account”).  The DCA Fixed Account is part of the Company’s General Account.

Purchase Payment for a DCA Fixed Account Term:  For each DCA Fixed Account Term, the Company will only accept a Purchase Payment as of the beginning of the DCA Fixed Account Term.  A Purchase Payment includes any Purchase Payment assigned to and accepted by the Company from a financial institution as of the request for a DCA Fixed Account Term.  The Company reserves the right to reject Purchase Payments.

Allocations:  Only a new net Purchase Payment may be designated for allocation to the DCA Fixed Account at the beginning of a DCA Fixed Account Term.  No transfers may be made to the DCA Fixed Account from any other account or Sub-Account maintained under the Contract.

DCA Fixed Account Term:  The term for the DCA Fixed Account will be for periods and interest rates declared by the Company.  The time period will not exceed 18 months beginning with receipt of a new Purchase Payment.  Only one DCA Fixed Account Term may be operative at a time.  If the Contract Owner elects to make an allocation to a DCA Fixed Account at a time when the period to the Contract Owner’s Annuity Date will be less than the currently offered DCA Fixed Account Term, then the expiration of the DCA Fixed Account Term will be the Contract Owner’s Annuity Date.  Any amount remaining in the DCA Fixed Account at time of annuitization will be transferred to the allocations selected under the DCA program.

DCA Fixed Account Interest Rate:  The interest rate credited to the DCA Fixed Account will be set periodically by the Company and will never be less than the minimum guaranteed interest rate appearing on the Contract Schedule for the Fixed Account.  The interest rate will be guaranteed for the DCA Fixed Account Term.

Transfers:  Except for scheduled DCA Fixed Account transfer payments or a full transfer of amounts held in the DCA Fixed Account to Sub-Accounts, no transfers may be made from the DCA Fixed Account before the expiration of the DCA Fixed Account Term.  DCA Fixed Account transfer payments will be made on the scheduled transfer payment dates.  If a scheduled transfer payment date is not a Valuation Date, the transfer will be made on the next Valuation Date.  Scheduled transfer payments may be made from the DCA Fixed Account to all Sub-Accounts.  The transfer provisions described in the last three paragraphs of the section of the Contract Schedule entitled “Minimum and Maximum Amount to be Transferred” are not operative with respect to the DCA Fixed Account.

FA-DCA 1	1	[09-03]

Contract Value:  Unless specified otherwise, the term “Contract Value” shall mean the sum of the Contract Owner’s interest in the Sub-Accounts of the Separate Account, the Fixed Account(s), plus the DCA Fixed Account.

DCA Fixed Account Value:  Unless specified otherwise, the “DCA Fixed Account Value” of a Contract Owner’s Account at any time is equal to:

1.	the Net Purchase Payment allocated to the DCA Fixed Account; plus

2.	the interest credited to that portion of the Contract Value attributable to the DCA Fixed Account; less

3.	any Contract Value transferred from the DCA Fixed Account; less

4.	applicable charges, fees or taxes.

Charges:  The Company reserves the right to assess a fee or charge for processing transactions under the DCA Fixed Account.

Withdrawal:  If a total withdrawal is made during a DCA Fixed Account Term, such withdrawal will be made in accordance with the withdrawal provisions of the Contract.

Suspension or Deferral of Payments:  The Company reserves the right to postpone payments for a withdrawal or transfer from the DCA Fixed Account for a period of up to six months.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

FA-DCA 1	2	[09-03]